1
                      Preliminary Copies
                        FOOD LION, INC.
                      2110 Executive Drive
                         P.O. Box 1330
             Salisbury, North Carolina  28145-1330

     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE SHAREHOLDERS
OF FOOD LION, INC.:

      The Annual Meeting of the Shareholders of Food Lion, Inc. (the "Company") will be held at 10:00 a.m. on Thursday, May 4, 1995, at the Catawba College Keppel Auditorium, Salisbury, North Carolina, for the following purposes, all as more fully described in the accompanying Proxy Statement:

          (1)  To elect ten members to the Board of Directors;

          (2)  To consider and vote upon a proposal to ratify the
          appointment   of  Coopers  &  Lybrand  as   independent
          accountants for the fiscal year ending December 30, 1995;

          (3)   To  consider  and  vote on a  proposal  to  amend
          Article 4, Section 6 of the Bylaws of the Company relating to actions by the Board of Directors requiring a Special Vote;

          (4) To act upon the shareholder proposal included on pages 20-22 of this Proxy Statement; and

          (5) To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on March 15, 1995 as the record date for the determination of shareholders entitled to vote at the meeting and, accordingly, only shareholders who are otherwise entitled to vote and who are holders of record at the close of business on that date will be entitled to notice of and to vote at the meeting. The transfer books of the Company will not be closed. A Proxy Statement and proxy card are enclosed herewith. You are urged to date, sign and return the proxy card promptly in the envelope provided.

                              TOM E. SMITH
                              Chairman of the Board, President
                              and Chief Executive Officer
March 30, 1995




SHAREHOLDERS MAY REVOKE A PROXY UPON DELIVERY TO THE SECRETARY OF THE COMPANY OF A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. SHAREHOLDERS MAY ALSO REVOKE A PROXY BY ATTENDING THE ANNUAL MEETING OF SHAREHOLDERS AND VOTING IN PERSON.

                        FOOD LION, INC.
                      2110 Executive Drive
                         P.O. Box 1330
             Salisbury, North Carolina  28145-1330

                         March 30, 1995


                        PROXY STATEMENT

      The accompanying proxy is solicited by and on behalf of the Board of Directors of Food Lion, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at 10:00 a.m. on May 4, 1995, at the Catawba College Keppel Auditorium, Salisbury, North Carolina, and at any adjournment thereof (the "Annual Meeting"). The entire cost of such solicitation will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and the Company may reimburse them for their expenses in doing so. Personal solicitations may be conducted by directors, officers and employees of the Company. This Proxy Statement and accompanying proxy card will be mailed to shareholders on or about March 30, 1995.

      The shares represented by the accompanying proxy and entitled to vote will be voted if the proxy card is properly signed and received by the Company prior to the meeting. Where a choice is specified on any proxy card as to the vote on any matter to come before the meeting, the proxy will be voted in accordance with such specification. Where no choice is specified, the proxy will be voted for the election of the persons nominated to serve as the directors of the Company named in this Proxy Statement, for the proposal to ratify the appointment of Coopers & Lybrand as independent accountants for the fiscal year ended December 30, 1995, for approval of an amendment to Article 4, Section 6 of the Bylaws of the Company relating to actions by the Board of Directors that require a Special Vote, against the shareholder proposal included on pages 20-22 of this Proxy Statement and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Annual Meeting.
                VOTING SECURITIES OF THE COMPANY

      The Company is authorized to issue and has outstanding (i) non-voting shares of Class A Common Stock, par value $.50 per share ("Class A Common Stock"), and (ii) voting shares of Class B Common Stock, par value $.50 per share ("Class B Common Stock") (collectively, the "common stock"). Holders of record of the Class B Common Stock at the close of business on March 15, 1995 are entitled to vote at the Annual Meeting and are entitled to one vote for each share held. At the close of business on March 15, 1995, there were [_____________] shares of Class B Common Stock issued and outstanding and [____________] shares of Class A Common Stock issued and outstanding. Shares of Class A Common Stock have no voting rights other than as provided by North Carolina law.

      The laws of North Carolina, under which the Company is incorporated, in general provide that, in connection with the election of directors, the persons receiving a plurality of the votes cast will be elected as directors. Thus, the ten persons who receive the highest number of votes at the meeting (assuming a quorum is present) shall be deemed to have been elected. The affirmative vote of a majority of the shares of Class B Common Stock represented and entitled to vote at the Annual Meeting will be required to ratify the appointment of independent accountants, approve the amendment to the Bylaws of the Company described herein, and approve the shareholder proposal included on pages 20-22 of this Proxy Statement. Abstentions will be counted in determining the existence of a quorum for the Annual Meeting, but abstentions and non-votes, including broker non-votes, will not be counted as votes in favor of or against the proposals described above.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                         AND MANAGEMENT

Principal Shareholder

     The following information is furnished for each person known by management of the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Class B Common
Stock, the only voting security of the Company:

                                        Amount and Nature
                                        of Beneficial
                                        Ownership as of  Percent
Name and Address                        March 15, 1995   of Class

Etablissements Delhaize Freres et Cie
 "Le Lion" S.A. ("Delhaize")
 rue Osseghem, 53
 1080 Brussels, Belgium                 [           ](1)    50.3%




(1) Includes [____________] shares held of record by Delhaize's wholly owned subsidiary, Delhaize The Lion America, Inc., a Delaware corporation ("Detla"), as to which Delhaize and Detla share voting and investment power. Detla's address is Suite 2160, Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326. Delhaize, Detla, and the Company are parties to a Shareholders Agreement dated September 15, 1994, which governs the voting of the shares held by Delhaize and Detla in the election of directors and other matters. The Shareholders Agreement expires on April 30, 2001, unless Delhaize's and Detla's aggregate ownership of voting shares of the Company is reduced below 10%, in which case the Shareholders Agreement would terminate at that time. See "Shareholders Agreement" below.

Ownership of Management

       The following information with respect to beneficial ownership of shares of the Company's Class A Common Stock and Class B Common Stock as of March 15, 1995 is furnished for each director, nominee for director and named executive officer of the Company, and for all directors and executive officers of the Company as a group. The number of shares of common stock set forth in the table below includes shares that may be acquired within 60 days of March 15, 1995, but does not include shares of common stock beneficially owned by Delhaize, as to which Messrs. Beckers, de Cooman d'Herlinckhove, de Vaucleroy, LeClercq and
Stroobant are associated as further described herein. See "Principal Shareholder" above for more information relating to the ownership of Class B Common Stock by Delhaize. Unless otherwise noted, each person has sole voting and investment power of the shares beneficially owned by such person.

                          Class A          Class B
                                           Common Stock
                          Common
                           Stock
Name of Individual      Amount and  Percent   Amount and    Percent
or Number of             Nature of     of      Nature of      of
Persons in Group        Beneficial   Class    Beneficial     Class
                         Ownership             Ownership
Pierre Olivier Beckers      --         --         --          --
A. Edward Benner, Jr.    15,651(1)     *        54,225         *
Dan A. Boone             20,989(2)     *       15,180(2)       *
Jacqueline Kelly            --         --        1,000         *
Collamore
William G. Ferguson         --         --         --          --
Bernard W. Franklin         425        *          --          --
E. Charles de Cooman        --         --         --          --
 d'Herlinckhove
Gui de Vaucleroy            --         --         --          --
Margaret Kluttz             300        *          750          *
Jacques LeClercq          103,200      *       46,800(3)       *
Eugene R. McKinley      130,894(4)     *        50,239         *
Tom E. Smith            795,728(5)     *     1,529,267(5)      *
Philippe Stroobant        20,000       *          --          --
John P. Watkins          27,195(6)     *        30,000         *
- -All directors and
executive officers as
a group (26 persons)    1,493,573(7)   *       1,955,084       *

- ----------------------

*    Indicates less than 1%.

(1) Includes 7,500 shares of Class A Common Stock that may be acquired upon exercise of options granted under the Food
     Lion, Inc. 1983 Employee Stock Option Plan.

(2) Includes (a) 250 shares of Class A Common Stock that may be acquired upon exercise of options granted under the Food Lion, Inc. 1991 Employee Stock Option Plan; (b) 200 shares of Class A Common Stock held by Mr. Boone's wife; and (c) 405 shares of Class A Common Stock and 180 shares of Class B Common Stock held by Mr. Boone's wife as custodian for their children.

(3)  Does  not include 46 shares of Class B Common Stock held  by
     Mr. LeClercq's wife as custodian for their grandchildren.

(4) Includes (a) 7,500 shares of Class A Common Stock that may be acquired upon exercise of options granted under the Food Lion, Inc. 1983 Employee Stock Option Plan; and (b) 1,240 shares of Class A Common Stock held by Mr. McKinley's wife. Does not include 13,527.336 units in the Profit Sharing Retirement Plan of Food Lion, Inc. allocated to Food Lion Class A Common Stock. The number of shares per unit in such plan fluctuates daily based in part on the allocation of cash to the fund. As of December 17, 1994, the 13,527.336 units held by Mr. McKinley represented 21,007.15 shares of Class A Common Stock.

(5) Includes (a) 30,000 shares of Class A Common Stock that may be acquired upon exercise of options granted under the 1991 Employee Stock Option Plan of Food Lion, Inc.; and (b) 480 shares of Class A Common Stock and 203 shares of Class B Common Stock held by Mr. Smith's wife; and excludes 432,512 shares of Class A Common Stock and 348,912 shares of Class B Common Stock owned by trusts created by Mr. Smith for his children and over which Mr. Smith exercises no voting or investment power.

(6) Includes 3,000 shares of Class A Common Stock that may be acquired upon exercise of options granted under the Food Lion, Inc. 1983 Employee Stock Option Plan. Does not include 7,838.496 units in the Profit Sharing Retirement Plan of Food Lion, Inc. allocated to Food Lion class A Common Stock. The number of shares per unit in such plan fluctuates daily based in part on the allocation of cash to the fund. As of December 17, 1994, the 7,838.496 units held by Mr. Watkins represented 12,172.72 shares of Class A Common Stock.

(7) Includes 63,500 shares of Class A Common Stock that may be acquired upon exercise of options granted under the Food
     Lion, Inc. 1983 Employee Stock Option Plan and the 1991 Employee Stock Option Plan of Food Lion, Inc. Does not include 22,099.029 units in the Profit Sharing Retirement Plan of Food Lion, Inc. allocated to Food Lion Class A Common Stock. The number of shares per unit in such plan fluctuates daily based in part on the allocation of cash to the fund. As of December 17, 1994, the 22,099.029 units held by all directors and executive officers as a group represented 34,318.48 shares of Class A Common Stock.

Shareholders Agreement

      On September 15, 1994, Delhaize, Detla and the Company entered into an agreement ("1994 Shareholders Agreement" or "Shareholders Agreement") containing provisions regarding, among other things, the nomination of candidates for election to the Board of Directors, the voting of securities beneficially owned by Delhaize and Detla for the election of directors, the role of Tom E. Smith in the management of the Company and the voting requirements applicable to specified actions by the Board of Directors. The 1994 Shareholders Agreement supersedes a previous shareholders agreement entered into in 1988 by Delhaize, Detla, Mr. Smith and Ralph Ketner (the latter of whom ceased to be a party to such Agreement as of May 5, 1994) and is effective until April 30, 2001, unless Delhaize's and Detla's aggregate ownership of voting shares of the Company is reduced below 10%, in which case the Shareholders Agreement would terminate at that time.

     The 1994 Shareholders Agreement provides for, subject to the fiduciary duties of directors under North Carolina law or  except as the Board by Special Vote (as defined below, see "Proposal (3)
- -- Amendment to Article 4, Section 6 of the Bylaws Regarding Actions by Special Vote") may otherwise direct, a Nominating
Committee  of  the Board of Directors to nominate  the  slate  of directors to be submitted to the shareholders for election to the
Board  and persons to fill any vacancies on the Board that  arise from  time to time. See "THE BOARD OF DIRECTORS."  The Board  had previously  established a Nominating Committee, but reconstituted it  in  February  1995 to reflect the terms of  the  Shareholders
Agreement.   See  "RECENT  BYLAW AMENDMENTS." Pursuant to the Shareholders
Agreement, the Nominating Committee will consist of three persons, one of whom will be designated by Delhaize and Detla, one of whom will be the Chief Executive Officer of the Company or his designee from among the members of the Board of Directors and one of whom will have no affiliation (other than Board or Committee membership) with either Delhaize or the Company. In addition, under the Shareholders Agreement, the slate to be proposed for election to the Board of Directors will consist of ten persons, four proposed by the Chief Executive Officer of Delhaize, two proposed by the Chief
Executive Officer of the Company, and four who will have no affiliation (other than Board of Committee membership) with either Delhaize or the Company. The Agreement requires persons nominated to fill vacancies to be selected in a corresponding manner.

      The Shareholders Agreement also reflects a voting agreement between Delhaize and Detla to vote in favor of the slate of directors proposed by the Nominating Committee and approved by the Board of Directors of the Company, and not to participate, directly or indirectly, in any effort to cause cumulative voting to be in effect for any election of directors of the Company.

      In addition, the Shareholders Agreement provides that the Bylaws of the Company shall be modified to abolish the Finance Committee of the Board of Directors, and to require an affirmative vote of at least 70% of the directors to approve certain actions. Specifically, the Shareholders Agreement provides that during the term thereof, the Bylaws shall require a vote of at least 70% of the Company's Directors to: (a) approve the nomination of any person for election to the Board of Directors or elect a Chief Executive Officer other than Tom
Smith; (b) authorize any contract involving payment by the Company of cash or property valued in excess of $500,000, including, without limitation, the purchase, sale or leasing of property or the incurring of indebtedness, except transactions relating to the leasing or construction of stores, warehouses and related facilities or any other transaction in the ordinary course of business; (c) approve or authorize capital expenditures of more than $500,000 in any one instance or $1,000,000 in the aggregate in any fiscal year, except expenditures relating to the leasing or construction of stores, warehouses and related facilities or any other transaction in the ordinary course of business; (d) authorize the issuance or sale of stock or other securities of the Company (or subsidiary), or options or warrants for or obligations convertible into such stock or securities, except the issuance of stock options, stock or both, pursuant to specified employee benefit plans of the Company; (e) sell or otherwise dispose of a substantial part of the Company's assets other than in the ordinary course of business; (f) amend the charter or the Bylaws of the Company; or (g) approve for submission to the shareholders of the Company a proposal for the amendment of the Company's charter or the merger, consolidation, reorganization, recapitalization or liquidation of the Company.

      The  Company's  present  Bylaws, reflecting  provisions  of
previous   shareholders  agreements,  contain  a   Special   Vote
requirement for specified Board actions that varies to some degree from that contained in the 1994 Agreement and proposed hereby. See "Proposal (3) -- Amendment to Article 4, Section 6 of
the   Bylaws  Regarding  Actions  by  Special  Vote."   The  1994
Shareholders Agreement provides that the Special Vote requirement contemplated thereby shall not be effective until approved by the shareholders of the Company. One of the matters to be acted on at the 1995 Annual Shareholders Meeting is a proposal to adopt an amendment to the Bylaws reflecting the Special Vote requirements described above and in further detail below under "Proposal (3) -
- - Amendment to Article 4, Section 6 of the Bylaws Regarding Actions by Special Vote." Until shareholder approval of the Special Vote provision is obtained, the corresponding provision of the Company's present Bylaws remains in effect. See "Proposal
(3) -- Amendment to Article 4, Section 6 of the Bylaws Regarding Actions by Special Vote." The Finance Committee also will remain
in   existence  until  the  shareholders  approve  the   proposed
amendment  to  the  Special Vote provision of  the  Bylaws.   See
"RECENT BYLAW AMENDMENTS." Delhaize and Detla agree in the Shareholders Agreement to vote their shares of common stock of the Company in favor of the Bylaw amendment described above.






                          Proposal (1)
                     ELECTION OF DIRECTORS

      Article 3, Section 2 of the Bylaws of the Company provides for a minimum of eight and a maximum of ten directors, as such number is established from time to time by the shareholders or the Board of Directors of the Company. The Board of Directors has set the number of directors at ten. The ten persons who receive the highest number of votes at the meeting (assuming a quorum is present) shall be deemed to have been elected. The ten persons named below are nominated to serve on the Board of Directors until the 1996 Annual Meeting of Shareholders and until their successors are elected and qualified. Except for Mr. Stroobant, each nominee is currently a director of the Company.

      Each nominee for director has indicated that he or she is willing and able to serve as a director if elected. However, if any nominee should become unable to serve or will not serve, the persons named on the enclosed proxy card will vote for such substitute nominees as designated by the Board of Directors.

      The age and a brief biographical description of each of the ten nominees for director are set forth below.

PIERRE OLIVIER BECKERS (34)--Mr. Beckers is a member of the Management Committee of Delhaize, a position he has held since January 1990. Mr. Beckers has also served as Grocery Buying Director (from 1988 to 1989) and Manager (from 1986 to 1988) of that company. Mr. Beckers was first elected as a director in 1992 and is a member of the Finance Committee.

DR. JACQUELINE KELLY COLLAMORE (35)--Dr. Collamore is Vice President and Chief of Staff of Credit Suisse Asset Management, Inc., which she joined in February, 1993. Since January, 1994, she has also served as Associate and Chief of Staff of Credit Suisse Private Banking. Dr. Collamore is a member of the Management Committee for both entities. Dr. Collamore was a consultant with Arthur D. Little from 1991 to 1992, and was an independent business consultant from 1986 to 1991. Dr. Collamore was a Lecturer of Marketing from 1989 to 1992 at various colleges and universities. Dr. Collamore was first elected as a director in 1994, is a member of the Audit Committee and the Stock Option Committee.

WILLIAM G. FERGUSON (67)--Mr. Ferguson has been a director of Snow Aviation International, Inc. since 1988 and the executive vice president since 1989. Mr. Ferguson is also a director of Crestview Aerospace Corporation. Mr. Ferguson was Chairman and CEO of TTI Systems, Inc. from 1977 through the sale of the company to Transco Energy Company in 1986 and until he retired from Transco in 1989. Mr. Ferguson was first appointed to the Board on December 7, 1993 following the resignation of David E. Johnston on November 22, 1993. He is a member of the Audit Committee and is Chairperson of the Senior Management Compensation Committee.

DR. BERNARD W. FRANKLIN (42)--Dr. Franklin has been the President of St. Augustine's College in Raleigh, North Carolina since March 1995. From July 1989 until March 1995, Dr. Franklin served as President of Livingstone College and Hood Theological Seminary in Salisbury, North Carolina. Dr. Franklin served as Vice President of Student Affairs at Virginia Union University (from 1987 to
1989)  and Assistant Vice President of Student Affairs at Johnson
C. Smith University (from 1985 to 1987). Dr. Franklin was first elected as a director in 1993 and is a member of the Audit Committee and is Chairperson of the Stock Option Committee.

E. CHARLES DE COOMAN d'HERLINCKHOVE (61)--Mr. de Cooman d'Herlinckhove is, and has been for more than five years, a director, officer and member of the Management Committee of Delhaize. Mr. de Cooman d'Herlinckhove is the first cousin of Mr. de Vaucleroy. Mr. de Cooman d'Herlinckhove was first elected as a director in 1985.

GUI DE VAUCLEROY (61)--Mr. de Vaucleroy is, and has been for more than five years, a director of Delhaize. Since January 1, 1990, Mr. de Vaucleroy has served as the President and Chief Executive Officer of Delhaize and has also served that company as Chief Operating Officer (from 1984 until 1989). Mr. de Vaucleroy is the first cousin of Mr. de Cooman d'Herlinckhove. Mr. de Vaucleroy was first elected as a director in 1975 and is a member of the Audit Committee, Finance Committee, Nominating Committee, and Senior Management Compensation Committee.

MARGARET KLUTTZ (51)-- Mrs. Kluttz was appointed Chairperson of the North Carolina Rail Council in 1994. She has served on the North Carolina Rail Commission since 1994, and the North Carolina Board of Transportation since 1993. Mrs. Kluttz has served as Mayor of the City of Salisbury, North Carolina since 1991 and has been a member of the City Council since 1988. She was first appointed to the Board of Directors on September 20, 1994 following the resignation of Dan A. Boone. Mrs. Kluttz is a member of the Audit Committee and Chairperson of the Nominating Committee.

TOM E. SMITH (53)--Mr. Smith is the President and Chief Executive Officer of the Company and Chairman of the Board. He has held the position of President since April 14, 1981 and the position of Chief Executive Officer since January 1, 1986. He was elected to the position of Chairman of the Board on May 10, 1990. Mr. Smith was first elected as a director in 1973, is Chairperson of the Executive Committee and the Finance Committee, and is a member of the Nominating Committee.

PHILIPPE STROOBANT (42)--Mr. Stroobant is, and has been for more than five years, a director and member of the Management Committee of Delhaize. He has been a manager of Delhaize since 1983. If elected, this will be Mr. Stroobant's first term as a director.

JOHN P. WATKINS (39)--Mr. Watkins is the Chief Operating Officer and Senior Vice President of Operations of the Company, positions he has held since May 6, 1993 and May 9, 1991, respectively. Mr. Watkins, who has been an employee of the Company since 1977, has also served as Director of Merchandising (from 1984 to 1988) and Vice President of Merchandising (from 1988 to 1991). Mr. Watkins was first elected as director in 1992 and is a member of the Executive Committee and the Finance Committee.

                     THE BOARD OF DIRECTORS

      The business of the Company is managed under the direction of the Board of Directors, as provided by North Carolina law and the Company's Bylaws. The Board of Directors has established an Audit Committee, Executive Committee, Finance Committee, Nominating Committee, Senior Management Compensation Committee, and Stock Option Committee. Pursuant to a resolution adopted by the Board of Directors on February 9, 1995, if the shareholders approve the amendment to the Bylaws of the Company, described in this Proxy Statement, then the Finance Committee will be abolished. See "Shareholders Agreement," "RECENT BYLAW AMENDMENTS," and "Proposal (3) -- Amendment to Article 4, Section 6 of the Bylaws Regarding Actions by Special Vote."

     The Audit Committee recommends to the Board of Directors the appointment of the Company's outside accountants and reviews the scope and results of the audits by the Company's outside accountants. The committee also reviews the scope and results of audits by the Company's Internal Audit Department and other matters pertaining to the Company's accounting and financial reporting functions. The members of the Audit Committee, which met three times during the fiscal year ended December 31, 1994, are presently Jacques LeClercq (Chairperson), Bernard W. Franklin, Gui de Vaucleroy, Jacqueline K. Collamore and William
G. Ferguson.

      The Executive Committee serves as an advisory body to the Board of Directors and the Chairman of the Board concerning the daily business operations of the Company. Its functions include periodic review of results of operations, sales projections, capital expenditures, new policies and systems and other matters. The members of the Executive Committee, which met twice during the fiscal year ended December 31, 1994, are Tom E. Smith (Chairperson), Jacques LeClercq and John P. Watkins.

      The Board of Directors has maintained a Finance Committee, consisting of the Company's Chairman of the Board, three directors appointed by Delhaize and one director appointed by the Company's President and Chairman of the Board, since 1988. Pursuant to action of the Board of Directors on February 9, 1995, and in keeping with the 1994 Shareholders Agreement, the Finance Committee will be abolished if the shareholders approve the proposed amendment to the Special Vote provisions of Article 4,
Section 6 of the Bylaws. See "Shareholders Agreement, " "RECENT BYLAW AMENDMENTS" and "Proposal (3) -- Amendment to Article 4,
Section 6 of the Bylaws Regarding Actions by Special Vote." The responsibilities of the Finance Committee have included adopting the Company's five-year growth plan and its annual capital expenditure budget and approving policies regarding the number, size, location and format of stores and warehouses of the Company. The members of the Finance Committee, which did not meet during the fiscal year ended December 31, 1994, are presently Tom
E.  Smith (Chairperson), Gui de Vaucleroy, Jacques LeClercq, John
P. Watkins and Pierre-Olivier Beckers.

      Under the  Company's Bylaws, as amended in February 1995,
the   Board  of  Directors  will  maintain  a  Nominating
Committee,  which must consist of three directors, one designated by  Delhaize, one by the  Company's  Chief  Executive
Officer and one who has no affiliation (other than Board or Committee membership) with either Delhaize or the Company. The Nominating
Committee is responsible
for  nominating the directors to be submitted to the shareholders for  election,  if  approved  by the Board,  and  for  nominating persons  to fill vacancies that arise on the Board.  Under the  Bylaws,
as   recently  amended, the  slate  of  directors
nominated  by  the  Nominating Committee  will  consist  of  ten persons,  four of whom are proposed by Delhaize, two of whom  are proposed  by the Chief Executive Officer of the Company and  four of whom have no affiliation (other than Board or Committee
membership)  with either Delhaize or
the  Company.   If  any director ceases to be a director  of  the
Company,  then the Nominating Committee, subject to  the  Board's approval,  shall  nominate  an appropriate  person  to  fill  the vacancy,  selected in a corresponding manner (e.g., if a director proposed by Delhaize ceases to be a director, then Delhaize shall propose  the  person to fill the vacancy).  Prior to  the  recent
Bylaw  amendments, the members of the Nominating  Committee  were
Gui   de   Vaucleroy,  Jacques  LeClercq   and   Tom   E.   Smith
(Chairperson).   The  Nominating Committee met  once  during  the
fiscal  year  ended  December  31,  1994.  The  members  of   the
Nominating Committee, reconstituted as part of the February  1995
Bylaw amendments, are Tom E. Smith, Gui de Vaucleroy and Margaret
H. Kluttz (Chairperson). The Committee will consider candidates suggested by shareholders in accordance with the procedures set forth in the Company's Bylaws. See "RECENT BYLAW AMENDMENTS."

      In 1991, the Board of Directors of the Company established the Senior Management Compensation Committee. This committee, which consists of three nonemployee directors, is responsible for reviewing and approving compensation for senior management of the Company, including amounts allocated to participants under the Company's Annual Incentive Bonus Plan described below under the caption "REPORT ON EXECUTIVE COMPENSATION -- Incentive Compensation." The members of the Senior Management Compensation Committee, which met four times during the fiscal year ended December 31, 1994 are presently William G. Ferguson (Chairperson), Gui de Vaucleroy and Jacques LeClercq.

      The Stock Option Committee administers the Food Lion, Inc., 1983 Employee Stock Option Plan and the 1991 Employee Stock Option Plan of Food Lion, Inc., selects the individuals who will be awarded options under the 1991 plan and determines the timing, pricing and amounts of options granted under this plan within the terms of the plan. The members of the Stock Option Committee, which met twice during the fiscal year ended December 31, 1994, are presently Jacques LeClercq, Jacqueline K. Collamore, and Bernard W. Franklin (Chairperson).

      The Board of Directors met six times during the fiscal year ended December 31, 1994. During that period, each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which the director served during the last fiscal year.

Compensation of Directors

      The Company has agreed to pay Dr. Jacqueline K. Collamore, Dr. Bernard W. Franklin, William G. Ferguson, and Margaret H. Kluttz a quarterly fee of $6,500, a per board meeting fee of $1,000 and reimbursement for all related travel expenses for their service on the Board of Directors.

      There are no other arrangements pursuant to which directors of the Company are compensated for services as director.


                          Proposal (2)
             APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The firm of Coopers & Lybrand, Charlotte, North Carolina, has, upon the recommendation of the Audit Committee of the Board of Directors, been selected by the Board of Directors of the Company as independent accountants for the fiscal year ending December 30, 1995, subject to ratification of that appointment by the vote of a majority of the shares of Class B Common Stock represented and entitled to vote at the Annual Meeting. Coopers & Lybrand has acted as independent accountants for the Company since 1973. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions.

      The persons named on the accompanying proxy card intend to vote in favor of the ratification of the appointment of Coopers & Lybrand as independent accountants for the fiscal year ending December 30, 1995, unless a contrary choice is indicated on the enclosed proxy card. The affirmative vote of a majority of the shares of Class B Common Stock represented and entitled to vote at the Annual Meeting is necessary to ratify this appointment. The Board of Directors unanimously recommends that each shareholder vote FOR this proposal.

                     RECENT BYLAW AMENDMENTS

     The Board of Directors adopted the following amendments to the Company's Bylaws on February 9, 1995:

      A new Article 2, Section 6, was added to the Bylaws, requiring shareholders to give the Board advance notice of matters proposed to be raised at a shareholder's meeting. In order to raise a matter at a meeting, a shareholder must give written notice to the Secretary of the Company at least 10 but no more than 60 days before the meeting, unless fewer than 21 days' notice of the meeting is given to shareholders, in which case the notice given by the shareholder must be received by the Secretary no fewer than 10 days after the date on which the notice of the meeting was mailed to the shareholders. If a shareholder wishes the Board to consider taking a position with respect to the matter to be raised at the meeting, the notice given by the shareholder must be received by the Secretary of the Company no fewer than 90 nor more than 150 days before the meeting. The notice must give a brief description of the business desired to be brought before the meeting, the name and address of the shareholder proposing the business, the classes and number of shares owned by such shareholder and any material interest of the shareholder in the business proposed to be brought before the meeting. This provision is designed to facilitate the orderly conduct of shareholders' meetings by the Board, and does not require the Board to recommend the matter for adoption by the shareholders or to give the shareholders notice of the proposal. Under certain conditions, however, a shareholder may request that the Company include a proposal in the proxy materials of the Company for action at a forthcoming shareholders' meeting. See "Proposals of Shareholders."

      The Board of Directors also amended the Bylaws to require shareholders to give the Board advance notice of their intent to nominate a person for election to the Board of Directors of the Company at an annual or special meeting of the shareholders. Under Article 3, Section 3 of the Bylaws, as amended, nomination for election of any person to the Board of Directors may be made by a shareholder if written notice of the proposed nomination is delivered to the Secretary of the Company at the principal office of the Company not fewer than 10 days nor more than 60 days prior to the shareholders meeting, except that if fewer than 21 days' notice of the meeting is given to shareholders, the written notice given by the shareholder must be received by the Secretary not later than the close of the tenth day following the day on which notice was mailed to the shareholders. Notwithstanding the foregoing, any shareholder who wishes the Board (or a duly authorized committee thereof) to consider nominating for election to the Board a person recommended by a shareholder must deliver notice to, or mail it so that it is received by, the Secretary of the Company no fewer than 90 nor more than 150 days prior to the meeting. Any notice provided by a shareholder pursuant to
Article 3, Section 3 must set forth (a) the name and address of the shareholder and the proposed nominee; (b) a representation that the shareholder is a record holder of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the proposed nominee; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by the shareholder; (d) such other information regarding the proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if the nominee had been nominated by the Board; and
(e) the written consent of each proposed nominee to serve as the director of the Company if elected. Article 3, Section 3 does not require the Board to nominate or approve, as one of its nominees, any person recommended to be so nominated by a shareholder or to give the shareholders notice of any proposed nomination by a shareholder. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.


     The Board adopted new Article 3, Section 4 of the Bylaws, codifying the manner of electing directors specified by North
Carolina law.   The provision specifies that, except with respect
to the filling of vacancies, directors shall be elected at the annual meeting of shareholders and the persons who receive the greatest number of votes at a meeting in which a quorum is present shall be deemed to have been elected.

     Article 3, Section 6 was amended to provide that vacancies on the Board shall be filled in accordance with the provisions of
Article 5, Section 2, which relates to the directors to be proposed by the Nominating Committee of the Board of Directors.
A new Article 5, Section 2 was adopted by the Board to conform the Bylaws to the 1994 Shareholders Agreement. See "Shareholders Agreement" and "THE BOARD OF DIRECTORS."

     The Board also approved amendments to the Special Vote provisions of Article 4, Section 6 of the Bylaws. See "Shareholders Agreement." The amendments to this section will not be effective until they are approved by the shareholders. One of the items to be voted on at the 1995 Annual Shareholders Meeting is the amendment to this section. See "Proposal (3) --
Amendment to Article 4, Section 6 of the Bylaws Regarding Actions by Special Vote" and "Shareholders Agreement."

     The Board also decreased the Special Vote requirement for the creation of committees, appointment of directors to committees and removal of directors from committees. Prior to this amendment to the Bylaws, the Board was required to act with respect to these matters by a vote of more than 80% of the number of directors then serving. The amendment to the Bylaws allows the Board to create committees, appoint directors to committees and remove directors from committees by a vote of at least 70% of the number of directors then serving. The Board also conditionally approved the abolition of the Finance Committee in accordance with the Shareholders Agreement. While this amendment does not require shareholder approval and will not be acted upon at the meeting, it will not be effective unless and until the shareholders approve the proposed amendment to the Special Vote provisions of Article 4, Section 6 as described above. See "Shareholders Agreement" and "Proposal (3)--Amendment to Article 4, Section 6 of the Bylaws Regarding Actions by Special Vote."

       Except   as  otherwise  indicated  herein,  the  foregoing
amendments became effective on adoption.

                              Proposal (3)
               AMENDMENT TO ARTICLE 4, SECTION 6 OF THE BYLAWS
                    REGARDING ACTIONS BY SPECIAL VOTE

     The Board of Directors has unanimously approved, subject to shareholder approval, an amendment to Article 4, Section 6 of the Bylaws. See "Shareholders Agreement." If approved by the Shareholders, this proposed amendment would change the Special Vote requirements for certain actions by the Board of Directors. The affirmative vote of a majority of the shares of Class B Common Stock of the Company represented and entitled to vote at the Annual Meeting is necessary to approve the proposed amendment.

          Article 4, Section 6 of the Bylaws currently provides as follows:

     Section 6. Special Vote. The board of directors may not, without an affirmative vote of more than 80% of the number of directors fixed by these bylaws ("Special Vote"), be empowered to authorize the corporation to:

               (a) Elect a president and chief executive officer and, after the 1990 annual meeting of shareholders, a chairman of the board of directors, other than Tom E. Smith;

                 (b) Approve or authorize any contract not approved by the Finance Committee involving a consideration in excess of $500,000, including, without limitation, leases, tenders, purchases and indebtedness except transactions within the ordinary course of the corporation's everyday business activities such as leases of stores, warehouses and related facilities;

               (c) Approve or authorize capital expenditures not approved by the Finance Committee in excess of $500,000 in any one case or $1,000,000 in the aggregate in any fiscal year except transactions in the ordinary course of the corporation's everyday business activities such as leases of stores, warehouses and related facilities;

                (d) Authorize the issuance or sale of stock or any securities of the corporation or any subsidiary of the corporation, or stock options, warrants or obligations convertible into such stock or securities except with respect to the grant of options pursuant to the corporation's plans and the issuance of shares upon exercise of such options;

                (e) Increase in one year by more than 15% the aggregate compensation payable by the corporation or its subsidiaries to any officer or director;

                (f) Sell or otherwise dispose of a substantial part of the corporation's assets other than in the ordinary course of business;

               (g)  Amend the bylaws of the corporation; or

               (h) Recommend the amendment of the articles of incorporation or the merger or consolidation of the corporation with or into any other corporation or the reorganization, recapitalization or liquidation of the corporation.

                Any Special Vote approving any such action may specify other limitations which shall not be exceeded without a further Special Vote.


     The Board of Directors has proposed that Article 4, Section
6 of the Bylaws be amended, in keeping with the Shareholders
Agreement, to provide as follows:

      "Section 6. Special Vote. The board of directors may not, without an affirmative vote of at least 70% of the number of directors fixed by these bylaws ("Special Vote"), be empowered to authorize the corporation to:

               (a)  Approve the nomination of any person or
     persons for election to the board of directors or elect a chief executive officer other than Tom E. Smith;

               (b) Authorize any contract involving payment by the corporation of cash or property valued in excess of $500,000, including, without limitation, the purchase, sale or leasing of property or the incurring of indebtedness, except transactions relating to the leasing or construction of stores, warehouses and related facilities or any other transaction in the ordinary course of business;

               (c) Approve or authorize capital expenditures of more than $500,000 in any one instance or $1,000,000 in the aggregate in any fiscal year, except expenditures relating to the leasing or construction of stores, warehouses and related facilities or any other transaction in the ordinary course of business;

               (d) Authorize the issuance or sale of stock or other securities of the corporation or any subsidiary of the corporation, or options or warrants or obligations convertible into such stock or securities, except the issuance of stock options or stock or both, as the case may be, pursuant to the corporation's 1981 Employee Stock Option Plan, 1983 Employee Stock Option Plan, 1991 Employee Stock Option Plan, Employee Stock Purchase Plan and Employee Stock Ownership Plan and other employee benefit plans approved by the board of directors;

               (e) Sell or otherwise dispose of a substantial part of the corporation's assets other than in the ordinary course of business;

               (f)  Amend the charter or the bylaws of the
     corporation; or

               (g) Approve for submission to the shareholders of the corporation for their approval a proposal for the amendment of the corporation's charter or the merger or consolidation of the corporation with or into any other corporation or the reorganization, recapitalization or liquidation of the corporation;

                Any Special Vote approving any such action may specify other limitations which shall not be exceeded without a further Special Vote."

     The proposed amendment would reduce the percentage vote required for a Special Vote from "more than 80%" to "at least 70%" of the number of directors fixed by the Bylaws. Under the current Bylaw provision, nine directors must approve an action in order to satisfy the Special Vote requirement. The effect of the proposed amendment to Article 4, Section 6 would be to allow the Board of Directors to take action on matters that require a Special Vote by the vote of seven rather than nine of the ten directors, thereby providing added flexibility to the Board.

     The proposed amendment to Article 4, Section 6(a) would require a Special Vote (at least 70% of the Board) to approve the nomination of any person(s) for election to the Board of Directors or to elect a Chief Executive Officer other than Tom Smith. The corresponding Section of the current Bylaws requires that the Board approve by Special Vote (more than 80% of the Board) the election of a President and Chief Executive Officer and Chairman of the Board other than Tom Smith. As indicated, the proposed amendment would require a Special Vote to approve the nomination of any person(s) for election to the Board of Directors, whereas the current Bylaw provisions allow the Board to approve such nominations by regular vote in accordance with
Article 4, Section 5.   Article 4, Section 5 of the Bylaws allows
the Board to act upon the vote of a majority of the directors present at a meeting at which a quorum is present, except as otherwise provided in the Company's Articles of Incorporation or Bylaws.

     The proposed amendment to Article 4, Section 6(b) of the Bylaws would require a Special Vote to authorize contracts involving payments in excess of $500,000 except those relating to transactions conducted in the ordinary course of business. The existing provision of the Bylaws excludes from this Special Vote requirement any contracts approved by the Finance Committee. If the amendments to Article 4, Section 6 of the Bylaws are approved, the Finance Committee of the Board of Directors will be abolished and the exclusion from the Special Vote requirement for contracts approved by the Finance Committee will no longer be applicable. See "Shareholders Agreement," "RECENT BYLAW AMENDMENTS," and "BOARD OF DIRECTORS."

     The effect of the proposed amendment to Article 4, Section 6(c) of the Bylaws would be similar to the proposed amendment to
Article 4, Section 6(b), discussed immediately above. The proposed amendment would require a Special Vote to approve capital expenditures, other than those in the ordinary course of business, in excess of $500,000 in any one instance or $1,000,000 in the aggregate in any fiscal year. The existing Bylaw provision is substantially the same as the proposed amendment except that it allows for such expenditures without a Special Vote if the expenditures are approved by the Finance Committee. The proposed amendment would eliminate the reference to the Finance Committee because the Finance Committee will be abolished if the proposed amendment to Article 4, Section 6 is approved.

     The proposed amendment to Article 4, Section 6(d) specifically identifies the stock option plans, stock purchase plan and stock ownership plan that the Company currently has in place. The corresponding provision of the current Bylaws refers generally to options granted pursuant to the Company's plans (and shares issued upon exercise thereof).

     The proposed amendments to Article 4, Section 6 of the Bylaws would eliminate current Section 6(e) from the Special Vote requirement. This section currently requires the Board of Directors to act by Special Vote to approve the increase in any one year by more than 15% of the aggregate compensation payable by the Company or its subsidiaries to any officer or director.
If the proposed amendment is approved, then the Board of Directors will be authorized to approve such increases in compensation acting by regular vote in accordance with Article 4,
Section 5, as discussed above.

     Proposed Article 4, Sections 6(f) and 6(g) are substantially the same as the current Article 4, Sections 6(g) and 6(h). The proposed changes would cause the language of the Bylaws to conform to the Shareholders Agreement.

     Pursuant to Article 9, Section 9 of the Bylaws and the requirements of North Carolina law, shareholder approval of the proposed amendment to Article 4, Section 6 of the Bylaws is required because the Bylaw section proposed to be amended previously was approved by the shareholders. In the Shareholders Agreement, Delhaize and Delta have agreed to vote the securities beneficially owned by them in favor of this proposed amendment to the Bylaws. It is the opinion of the Board of Directors that it is in the best interest of the Company and its shareholders to amend the Bylaws as proposed.

     The persons named in the accompanying Proxy intend to vote such Proxy in favor of the proposed amendment to Article 4,
Section 6 of the Company's Bylaws unless a contrary choice is indicated in the enclosed Proxy. The vote of a majority of the shares of Class B Common Stock outstanding will be required to approve the amendment to the Bylaws. The Board of Directors recommends that each shareholder vote FOR this proposal.







                         Proposal (4)
                      Shareholder Proposal

      A proposal ("Proposal") has been submitted by a shareholder with notice of an intention to present it for action at the Annual Meeting to be held on May 4, 1995. The name and address of the shareholder submitting the Proposal are Thomas S. Lukenich, 7246 Rotherham Drive, Mechanicsville, Virginia 23111-4826. Mr. Lukenich represents that he is the owner of 2,250 shares of Food Lion's Class B Common Stock.

The Board of Directors recommends a vote AGAINST the Proposal.


                  TEXT OF SHAREHOLDER PROPOSAL

"Whereas Food Lion, Inc. has set forth advances in the Grocery
Business in providing quality products and service to a loyal following of customers and employees, the Stock Holders believe it is time to break new ground.

Therefore, two employees; one full-time salaried, 1 hourly salaried, should be added to the Board of Directors.

These positions or seats would be added to the now authorized number of Board of Director members. These seats shall be permanent.

These employee seats on the Board of Directors would be awarded all privileges and benefits that the Board members currently have.

Qualifying requirements of these proposed employee members on the Board of Directors shall be five (5) years of continuous service, and 1,000 shares of "B" Stock. The full-time salaried employee would be below the "Regional Supervisor" category. The other proposed Board of Directors member shall be an hourly wage employee."

The following statement has been submitted by Thomas S. Lukenich in support of this proposal:

"For the past eight and a half years I have been proud to be an employee of Food Lion. There have been many changes, most of them positive. Food Lion has always tried to put forward that we are one "Big Family." To me Family means sharing. In quite a few ways the Company has done that; Retirement Plan, Insurance and other various benefits. Sharing also means responsibility, and the desire of someone to take it on. In the past two years the Company has seen to appoint both a minority and a female member to the Board of Directors. Both of these have been very positive additions. Food Lion has over 60,000 employees, and in my heart, I believe it is time to have two employees on the Board. There are several reasons for this:

     1. Incentives for an employee to actively realize that he/she could independently and individually put forth some positive ideas; 2. More active movement in employees buying the "B" stock; 3. The Company could advertise that they have employees on the Board of Directors. This could possibly set a standard for other companies to follow; and 4. It might reduce the employee turnover rate.

     I do realize there should be some restrictions. Some suggestions are 1. Employee has to have five (5) years of service; 2. The Employee has to have a minimum of 1,000 shares of the "B" stock; 3. One employee should be full-time salaried, one employee should be hourly salaried; and 4. The full-time salaried employee would be at or below the regional supervisor category in his/her responsibilities."

     STATEMENT OF DIRECTORS AGAINST SHAREHOLDER PROPOSAL

     Your Board of Directors recommend a vote AGAINST the proposal for the following reasons:

     The Board acknowledges with appreciation the spirit of teamwork reflected in this proposal. The success of Food Lion is dependent on the efforts and input of each of its approximately 65,000 employees. Over the last several years, the Company has worked to increase the diversity of the Board of Directors. Consistent with that objective, the existing Board of Directors includes two employee directors, Tom Smith and John Watkins, who report to the Board on matters concerning the daily and long range operations of the Company. The Board also includes four representatives of Delhaize which, as a company, brings 127 years of experience in the supermarket industry to the management of the Company. Neither Delhaize nor any of its representatives on the Board receives any compensation from the Company (except dividends as shareholder of the Company) for the Delhaize
representatives' service on the Board.   Finally, the Company has
four directors who had no previous affiliation with either Food Lion or Delhaize, who bring a broad and diverse range of experience to the Board.

     The recent amendments to the Bylaws of the Company reflect the Board's commitment to maintaining this balance on the Board. Under the revised Bylaws, the Board will maintain a Nominating Committee consisting of three directors, one designated by Delhaize, one who is the Chief Executive Officer of the Company or his designee, and one who has no affiliation (other than Board or Committee membership) with either Delhaize or the Company. The Nominating
Committee will propose a slate of directors to the Board, consisting of four persons proposed by the Chief Executive Officer of Delhaize, two proposed by the Chief Executive Officer of the Company and four who have no affiliation (other than Board or Committee membership) with either Delhaize or the Company. The Board will in turn evaluate the slate of directors proposed by the Nominating Committee and, if it approves of the slate, nominate the slate of directors for consideration by the shareholders. The Nominating Committee and the Board may, within this structure, include employees on the slate of directors proposed to the shareholders for election to the Board. In addition, shareholders may nominate persons for election to the Board of Directors by following the procedures set forth in the Company's Bylaws. See "RECENT BYLAW AMENDMENTS." The Board believes that the existing structure is an effective way to ensure the diversity of the Board and thereby to ensure that the Board adequately represents all of its shareholders, including its employee shareholders.




                     EXECUTIVE COMPENSATION
                   Summary Compensation Table

      The following sets forth information concerning the annual and long-term compensation earned by the Chief Executive Officer and four other officers of the Company (the "Named Executives") for services rendered to the Company in all capacities for the fiscal years ended December 31, 1994, January 1, 1994 and January 2, 1993:


                                                Long-Term
                                              Compensation
                    Annual Compensation


Name and Principal   Year  Salary($)   Bonus    Other    Options/   All
Position                                       Annual     SARs     Other
                                                Comp.     (#)      Comp(2)
                                              ($) (1)
Tom E. Smith         1994   661,584  286,686    74,503     --     96,559
Chairman of the      1993   642,314        0    97,201            96,696
Board,               1992   628,788  282,955   153,228            96,844
President and
Chief
Executive Officer

John P. Watkins      1994   205,873   79,300     16,082    --     22,550
Senior Vice          1993   196,071   25,389     11,674           30,000
President of         1992   180,175   72,069     13,801           30,000
Store Operations
and Chief
Operating Officer

Dan A. Boone         1994   180,343   69,465     15,287  4,500/0  21,970
Vice President of    1993   174,413   21,455      8,526           28,776
Finance,             1992   169,788   67,915     19,352           30,000
Chief Financial
Officer
and Secretary

A. Edward Benner,    1994   162,233   39,056      9,770      --   21,443
Jr.,                 1993   157,509   12,747      7,202           23,214
Vice President       1992   153,174   38,293      9,467           30,000
of Systems




Eugene R. McKinley   1994   183,818   44,253     15,093     --   21,899
Vice President of    1993   183,620   14,383     10,344          26,214
Human                1992   173,448   43,356     12,269          30,000
Resources








(1) Includes additional payments made to Messrs. Smith, Watkins, Boone, Benner and McKinley in lieu of additional contributions that would have been made under the Company's non-contributory qualified profit sharing plan (the "Profit Sharing Plan") but for certain limitations on such contributions in the Internal Revenue Code. These payments were, for Mr. Smith, $63,292 in 1994, $79,918 in 1993 and
     $135,844 in 1992; for Mr. Watkins, $9,751 in 1994, $1,823 in
     1993  and $6,079 in 1992; for Mr. Boone, $6,216 in 1994,  $0
     in  1993 and $9,818 in 1992; for Mr. Benner, $2,998 in 1994,
     $0  in 1993; and $2,367 in 1992 and for Mr. McKinley, $5,784
     in  1994, $0 in 1993 and $7,316 in 1992.  See footnote  (2), below, for information relating to amounts contributed during 1993 by the Company to the Profit Sharing Plan on behalf of the Named Executives. Also includes amounts reimbursed for executive medical expenses and financial planning services, amounts deemed compensation under the Company's Low Interest Loan Plan and amounts deemed compensation in connection with an automobile furnished by the Company to each of the Named Executives, and the value of noncash personal benefits deemed additional compensation for income tax purposes. Certain personal benefits which did not, when aggregated with other personal benefits, exceed the lesser of $50,000 and 10% of salary and bonus for any of the Named Executives are not included.

 (2) Includes the following amounts contributed by the Company on behalf of the Named Executives under the Company's Profit Sharing Plan: $30,000 for Mr. Smith, $22,550 for Mr. Watkins, $21,970 for Mr. Boone, $21,443 for Mr. Benner and $21,899 for Mr. McKinley during 1994. Amounts set forth in this column also include, for Tom E. Smith, amounts advanced by the Company to Mr. Smith pursuant to split dollar life insurance agreements with Mr. Smith. Under these agreements, Mr. Smith (or his assignee in the event of assignment) has an interest in life insurance policies on his life in the amount of $3,250,000 and is responsible for the payment of premiums on such policies. Each year the Company advances to Mr. Smith or his assignee the amount of the annual premiums on such policies. The amount advanced during 1994 was approximately $66,559. The life insurance policies are assigned to the Company as security for the amounts advanced under the agreements and, upon the death of Mr. Smith (or earlier termination of the policies), the Company is entitled to receive directly from the insurance carrier an amount equal to the sums advanced.




Aggregated  Option/SAR Exercises in Last Fiscal Year  and  Fiscal
Year-End Option/SAR Values

      The following table sets forth the number of shares of  the
Company's  Class   A  Common Stock covered by  outstanding  stock
options held by each of the Named Executives at December 31, 1994, and the value of "in-the-money" stock options at December
31, 1994 as determined by the spread between the option price and the price of shares of the Company's Class A Common Stock, as reported by the NASDAQ National Market System on such date.
None of the Named Executives elected to exercise any of their outstanding options during the fiscal year ended December 31, 1994.


                          Number of        Value of
                         Securities       Unexercised
                         Underlying      Options/SARs
                         Unexercised     at FY-End ($)
                         Options/SARs
                        at FY-End (#)
Name                    Exercisable/     Exercisable/
                        Unexercisable  Unexercisable(1)

Tom E. Smith            30,000/45,000         --
John P. Watkins          1,500/3,000          --
Dan A. Boone              250/5,000           --
A. Edward Benner, Jr.    5,000/2,500          --
Eugene R. McKinley       5,000/2,500          --

      All options held by Tom E. Smith, John P. Watkins, Dan A. Boone, A. Edward Benner, Jr. and Eugene R. McKinley are exercisable at prices that are more than the price of shares of the Company's Class A Common Stock at December 31, 1994, as reported by the NASDAQ National Market System.

Performance Graph

      The graphs set forth below compare, for the five and ten year periods indicated, the "cumulative shareholder return" to owners of Food Lion Class A Stock as compared with the return of the Standard & Poor's 500 Stock Index and of a group of nine retail food chain stores consisting of Albertson's, Inc., American Stores Co., Bruno's, Inc., Giant Food, Inc. (Class A), Great Atlantic & Pacific Tea Co., Kroger Co., Safeway, Inc., Vons Companies, Inc. and Winn-Dixie Stores, Inc. (the "Peer Group Index"). "Cumulative shareholder return" has been computed assuming an investment of $100, at the beginning of the periods indicated, in the Class A Common Stock of the Company and the stock of the companies comprising the Standard & Poor's 500 Stock Index and the Peer Group Index, and assuming the reinvestment of dividends.



               Data Points for Performance Graphs
                         Food Lion, Inc.
                   Five Year Performance Graph


                  1989      1990      1991      1992      1993      1994

Food Lion,Inc     100.00    122.02    255.57    111.80     93.55     74.90
S&P 500 Index     100.00     96.89    126.42    136.05    149.76    151.74
Peer Group        100.00    106.14    115.18    142.88    141.36    157.53




               Data Points for Performance Graphs
                         Food Lion, Inc.
                   Ten Year Performance Graph


               1984    1985    1986    1987    1988    1989    1990    1991    1992    1993    1994

Food Lion    100.00  150.65  232.01  503.25  395.74  463.40  565.42  1184.3  518.07  433.49  347.10
S&P 500 Ind  100.00  131.73  156.32  164.52  191.85  252.64  244.79  319.38  343.71  378.35  383.35
Peer Group   100.00  139.41  155.28  170.07  245.31  336.91  357.59  388.06  481.38  476.25  530.75















Option/SAR Grants in Last Fiscal Year

      Mr. Boone was granted an option to purchase 4,500 shares of
Class  A  Common Stock during the fiscal year ended December  31,
1994.   No  options  were granted to any other  Named  Executives
during the fiscal year ended December 31, 1994.


                                                      Potential
                                                      Realizable
                                                       Value at
                                                       Assumed
                                                        Annual
                                                       Rates of
                                                     Stock Price
                                                     Appreciation
                         Individual                   for Option
                           Grants                        Term
     (a)          (b)        (c)          (d)      (e)        (f)       (g)
               Number of  % of Total
               Securities  Options/SARs
               Underlying  Granted to   Exercise
               Options/    Employees    or Base   Expirat-
                 SARs        in         Price       ion
     Name       Granted  Fiscal Year   ($/Sh)      Date       5% ($)   10%($)
                  (#)

Tom E. Smith       0         ---         ---      ---        ---       ---
John P.Watkins     0         ---         ---      ---        ---       ---
Dan A. Boone      4500      2.40%       $5.91   9/24/99     $7,343   $16,226
A. Edward          0         ---         ---      ---        ---       ---
  Benner, Jr.
Eugene R.          0         ---         ---      ---        ---       ---
  McKinley



Report  of the Senior Management Compensation Committee, Stock
Option Committee and Board of Directors

                REPORT ON EXECUTIVE COMPENSATION

     The Company's policy with respect to executive compensation has been designed to:

              adequately and fairly compensate executive officers in relation to their responsibilities, capabilities, and contributions to the Company and in a manner that is commensurate with compensation paid by companies of comparable size or within the Company's industry;

             reward executive officers for the achievement of short-term operating goals and for the enhancement of the long-term shareholder value of the Company; and

              align the interests of executive officers with those of the Company's shareholders with respect to short-term operating results.

     The primary components of compensation paid by the Company to executive officers are base salary and incentive compensation, with incentive compensation broken down further into incentive bonus payments, stock options and profit sharing. The relationship of each principal component of compensation to the Company's performance is discussed below.

     Base Salary. Each year, the Compensation Committee reviews and approves the base salaries to be paid by the Company during the following year to members of senior management. Annual adjustments to base salaries are determined based on a number of factors, including the Company's performance and the executives' contributions to the Company's performance.

     In 1994, except for John P. Watkins, executives of the Company, including Tom E. Smith, the Company's Chief Executive Officer, received a base salary increase of approximately 3% from the prior year, reflecting only a cost of living adjustment. Mr. Watkins received a 5% increase, reflecting an increase in the responsibilities of the Chief Operating Officer. In determining 1994 base salaries for management, including Mr. Smith, the Committee gave the greatest weight to the financial performance of the Company for 1993.

     While considering adjustments to senior management base salaries, the Compensation Committee took into account information received from Hay Management Consultants, an independent human resources consulting firm which the Company has consulted since 1989 regarding executive compensation. Because of the limited number of supermarket chains of similar size to the Company, companies used for comparative purposes were selected from companies in the food industry having sales of between $1 billion and $7 billion (Alex Lee, BI-LO, Inc., First National, Fleming, Hannaford Brothers, Hy-Vee Stores, Safeway, Scrivner, Super K-Mart Center, Super Value, Supermarkets General). Overall, the compensation paid by the Company, including compensation paid to Mr. Smith, was set to fall within the range of compensation paid by such other companies, with some Food Lion employee compensation falling in each of the low, middle and high ranges of the compensation information provided by Hay Management Consultants.

     During the last half of 1994, the new Chairman of the Senior Management Compensation Committee asked Towers Perrin, an independent consulting firm, to conduct a compensation review focusing on compensation paid to the top fourteen executive officers of the Company. The purposes of the review were identified as follows: (1) to determine if Food Lion's executive compensation practices are reasonable and competitive in light of today's market, (2) to evaluate the structure of executive compensation and the relative mix of components and (3) to verify if an appropriate link is established between pay and performance, consistent with the Company's compensation strategy and in light of the Company's performance objectives.

     Based on reports from Towers Perrin, the Compensation Committee raised base salaries of certain executive officers for 1995, in some cases, significantly above 1994 levels. Towers Perrin's analysis of industry practices was based on a compilation of competitive compensation and benefit information from published surveys of the retail grocery industry, proxy statements for eleven specific competitors in the grocery industry and four other large retailers, as well as Towers Perrin's own compensation and benefit data sources. Base salary levels, including base salaries for the Named Executives, were found to be generally below competitive fiftieth percentile levels. Based on the data and analysis provided by Towers Perrin, at its December 5, 1994 meeting, the Senior Management Compensation Committee set 1995 base salaries for the top five executive officers as set forth below, with the intention of paying base salaries to top executives which are generally competitive with salaries paid by competitors at fiftieth percentile levels:


               1994 Base Salary    1995 Base Salary  % Increase
Tom E. Smith     $637,080             $684,868           7.5
John P. Watkins   198,248              278,100          40.28
Dan A. Boone      173,683              208,600          20.1
A. E. Benner, Jr. 156,225              178,510          14.26
E. R. McKinley    177,010              186,270           5.23

     The Committee is continuing to study the Towers Perrin reports (and, in certain cases, have more analyses completed) as they relate to retirement, profit sharing, stock options and other long term incentives, but as of the date of this proxy statement, has made no decisions based on such reports other than to raise the base salaries of certain executives.

     The Company does not currently have a policy with respect to qualifying compensation paid to executive officers under Section 162(m) of the Internal Revenue Code because, in 1994, no executive's compensation was subject to the limitation. The Company is currently evaluating the extent to which Section 162(m) may affect the manner in which compensation is determined and the deduction for compensation paid to its executives in future years.

     Tom E. Smith's terms of employment, including the level of his base salary, are set forth in an August 1, 1991 Employment Agreement between Mr. Smith and the Company (the "Smith Employment Agreement"). The Smith Employment Agreement set Mr. Smith's base salary initially at $528,575 and provides that such base salary shall be competitive within the Company's industry as determined annually based upon a consultant's report of industry practices, but that Mr. Smith's base salary will not be reduced in connection with any annual review of industry practices. The Smith Employment Agreement further provides that Mr. Smith shall be eligible to participate in the Company's incentive compensation plan and other compensation plans of the Company and that he shall be provided split dollar life insurance arrangements in specified amounts. Except for base salary and split dollar life insurance, the Smith Employment Agreement does not deal in detail with any component of Mr. Smith's compensation.

     Incentive Compensation.

          Incentive Bonus. A substantial portion of each executive officer's compensation package is in the form of an incentive bonus designed to reward the achievement of short-term operating goals and long-term increases in shareholder value.
The Company's Incentive Bonus Plan, which was adopted by the Company in 1982, is designed to offer an incentive to those employees whose performance most directly affects the Company's profitability, as determined by the Compensation Committee.
Under the terms of the Incentive Bonus Plan, each employee selected for participation in the plan is assigned a maximum potential bonus award which is computed by multiplying a predetermined percentage rate ranging from 10% to 45%, depending on the participant's position with the Company (the "Potential Percentage Rate"), by each participant's salary (the "Potential Bonus"). Under the plan, the total bonus payable each year for all participants (the "Total Bonus") may not exceed the lesser of
(i) 2.1% of the Company's net income before taxes and certain other adjustments in excess of a 15% return on average shareholders' equity (the "ROE Bonus Amount") and (ii) the aggregate of the Potential Bonus for all plan participants (the "Maximum Bonus Amount"). One-half of each participant's bonus is determined by multiplying one-half of such participant's Potential Percentage Rate by such participant's salary (the "Objective Bonus"). All or any of the remaining Total Bonus is determined and allocated among participants in the discretion of the Compensation Committee (the "Discretionary Bonus"). In determining the Discretionary Bonus, the Compensation Committee considers a number of factors, including contributions of each participant during the year.
     For the year ended December 31, 1994, each of the Named Executives, including the Chief Executive Officer, received his Potential Bonus, and the Total Bonus paid to participants under the plan equaled the Maximum Bonus Amount. In determining the Discretionary Bonus awarded to each executive, the Compensation Committee sought to reward senior management for the Company's financial performance during 1994 and for increasing the long-term shareholder value of the Company. The Compensation Committee found that the long-term shareholder value of the Company increased during 1994 as a result of improved financial performance of the Company in nearly every area, continued growth of the Company, the renovation of numerous stores including the addition of deli-bakeries, the reorganization of certain management responsibilities and management's handling of the closing of certain unprofitable stores (as announced in January
1994). In addition, the Compensation Committee considered to what extent each participant met his personal goals established at the beginning of the fiscal year by such participant and his supervisor.

          Stock Options. The Company has maintained two Stock Option Plans pursuant to which options to purchase shares of the Company's Class A Common Stock may be granted to key employees. Generally, the exercise price of the options is the fair market value of the underlying shares of stock as reported by the NASDAQ National Market System on the date of grant, but the Stock Option Committee has the discretion to set a higher exercise price. Under the terms of the stock option plan in effect during 1994, with respect to Section 16 Insiders (as defined in the plan, which definition includes all of the Named Executives), the Stock Option Committee has full and final authority, in its discretion, to determine within the terms of the plan, the individuals to receive options pursuant to the plan, the times or effective date when options will be granted, the number of shares to be subject to each option, the price at which options may be exercised and the time(s) when, and the conditions, if any, under which, each option may be exercisable. Effective April 1, 1994, the Board of Directors amended the plan to provide quasi-automatic grants of options to key employees who are not Section 16 Insiders (and therefore not Named Executives). Subject to the conditions of the plan, the grants occur upon an employee's promotion to certain positions and upon completion of specified periods of service in those positions. Pursuant to the amendment, the Stock Option Committee may, in its discretion, grant options for shares in excess of the minimum number that would automatically be granted to Non-Section 16 Insiders, and may reduce or eliminate grants to any Non-Section 16 Insider, or modify the eligibility requirements for grants, but only on a prospective basis.

     During 1994, options for 187,650 shares were granted under the Option Plan to approximately 636 employees, including options for 4,500 shares to Dan Boone. The Stock Option Committee set the exercise price for such options at $5.9063 per share. The options were granted to Mr. Boone to reward him for his years of service to the Company. No options were granted to other Named Executives during the fiscal year ended December 31, 1994.

          Profit Sharing. The Company also maintains a Profit Sharing Plan for employees pursuant to which the Company contributes annually an amount of current or accumulated earnings determined by the Board of Directors not exceeding the maximum amount deductible for income tax purposes. Each employee of the Company is generally eligible to participate in the Company's Profit Sharing Plan as of the first day of the plan year in which he or she completes 1,000 or more hours of service. The annual contribution each year under the Profit Sharing Plan is determined by the Board of Directors, but may not in any event exceed 15% of the compensation paid or otherwise accrued during the taxable year for each employee under the Profit Sharing Plan. Tax-deferred contributions by the Company for the benefit of highly compensated employees to the Profit Sharing Plan are subject to certain limits imposed by the Internal Revenue Code of 1986, which limit was $30,000 during each of the last three fiscal years. Contributions on behalf of executive officers in excess of these limitations are paid in cash to the executive officers following the end of each fiscal year. The Board of Directors approved for 1994 a contribution to the Company's Profit Sharing Plan equal to 12% of the 1994 wages of all eligible employees.

      This report is submitted by the Senior Management Compensation Committee, the Stock Option Committee and the Board of Directors of the Company, as to each of their respective areas of responsibility as discussed in this Proxy Statement.

SENIOR MANAGEMENT
COMPENSATION COMMITTEE:                 STOCK OPTION COMMITTEE:

William  G.  Ferguson,  Chairperson        Dr.  Bernard  W.  Franklin,
Gui de Vaucleroy                           Chairperson
Jacques LeClercq                           Dr. Jacqueline K. Collamore
                                           Jacques LeClercq

Board of Directors

Tom E. Smith, Chairman of the Board       Dr. Bernard W. Franklin
Pierre Olivier Beckers                    E.Charles de Cooman,d'Herlinckhove
Dr. Jacqueline K. Collamore               Jacques LeClercq
Margaret Kluttz                           John P. Watkins
Gui de Vaucleroy                          William G. Ferguson


Compensation Committee Interlocks and Insider Participation

      The following persons served on the Senior Management Compensation Committee during fiscal year 1994: William G. Ferguson (Chairperson), Gui de Vaucleroy and Jacques LeClercq. Messrs. Watkins and Smith, who are executive officers of the Company, are members of the Company's Board of Directors and participate in the decisions by the Board of Directors with respect to annual contributions made by the Company to or for the benefit of employees (including the Named Executives) under the Company's Profit Sharing Plan.

      Gui de Vaucleroy, who is a member of the Compensation Committee, and Jacques LeClercq, who is a member of the Compensation Committee and Stock Option Committee, are affiliated with Delhaize. The Company has entered into two leases for the operation of Company stores with a real estate venture in which an indirect subsidiary of Delhaize owns a one-half interest. On February 12, 1986, the Company entered into a 20-year lease with Shipp's Corner Joint Venture, in which an indirect subsidiary of Delhaize is a general partner, for the operation of a 25,000 square foot Company store located in a shopping center in Virginia Beach, Virginia. The Company's store opened in December 1986. Additionally, on October 1, 1986, the Company entered into a 20-year lease for the operation of a 25,000 square foot store in Orange Park, Florida. An indirect subsidiary of Delhaize owns a one-half interest in Debarry Place Joint Venture, which is involved in the development of the Orange Park, Florida shopping center. The store opened in September 1987. Under the terms of the leases, the provisions of which the Company believes are no more favorable than leases with third party lessors, the Company is expected to make annual payments of $148,750 in fixed rent and $6,250 in common area maintenance fees for the Virginia store and $203,000 in fixed rent and $5,800 in common area maintenance fees for the Florida store. In addition, each lease provides for an additional annual payment to the lessor equal to the amount by which 1% of the annual gross receipts of the leased premises exceeds the fixed rent for the lease year. Each lease also includes an option to extend the lease for up to four five-year periods.

Employment Plans and Agreements

     Employment Agreement with Tom E. Smith

      On August 1, 1991, Tom E. Smith entered into an agreement with the Company providing for his employment as President of the Company (the "1991 Agreement"). The 1991 Agreement expires on August 1, 2001, provides for Mr. Smith to receive a base salary of not less than $528,575 per year, and authorizes the Board of Directors (which has delegated its responsibility to the Senior Management Compensation Committee) to increase such minimum amount from time to time. The 1991 Agreement also entitles Mr. Smith to participate in other compensation and benefit plans and requires the Company to maintain split dollar life insurance for Mr. Smith as described elsewhere in this Proxy Statement. See "EXECUTIVE COMPENSATION, Summary Compensation Table." Mr. Smith may elect to defer all or any portion of the cash compensation payable to him pursuant to the 1991 Agreement.

      The Company may terminate Mr. Smith's employment for Good Cause, as defined in the 1991 Agreement, or as a result of a long-term disability. The 1991 Agreement defines Good Cause as "(i) willful misconduct of a material nature by Smith in connection with the performance of his duties hereunder, (ii) drunkenness or use of narcotics by Smith to the extent that it materially affects his ability to perform his duties hereunder, (iii) conviction of Smith of a felony or serious misdemeanor involving moral turpitude, embezzlement or theft from the Company, (iv) gross inattention to or dereliction of duty by Smith, or (v) performance by Smith of any other willful acts that Smith knew or reasonably should have known would be materially detrimental to
the  business  of the Company."  If the Company   terminates  Mr.
Smith's employment for any such reason, or in the event of Mr. Smith's death, the Company will no longer be required to make payments to Mr. Smith or his estate under the 1991 Agreement, except pursuant to plans, arrangements or agreements providing
for  payments  after termination of employment.   Mr.  Smith  may
terminate  his  employment without liability to the  Company  for
Good  Reason,  as  defined in the 1991  Agreement.   Good  Reason
includes  a  breach  of  the 1991 Agreement  by  the  Company,  a significant change in the nature or scope of Mr. Smith's authority or duties or a "change in control" of the Company, as such term is defined in the 1991 Agreement. The 1991 Agreement defines "a change in control of the Company" as a change in control  of  a  nature that would be required to be  reported  in
response  to  Item  6(e)  of  Schedule  14A  of  Regulation   14A
promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, a change in control of the Company shall be deemed to have occurred if (i) the aggregate number of shares of the Company's voting securities beneficially owned by Etablissements Delhaize Freres et Cie "Le Lion" S.A. ("Delhaize") and Delhaize "Le Lion" America, Inc. is exceeded by the number of shares of the Company's voting securities beneficially owned by any other person; (ii) at any time during the term of the 1991 Agreement there is a change in the composition of the Board of Directors of the Company resulting in a majority of the directors of the Company who were in office on the date of the 1991 Agreement ("incumbent Company directors") no longer constituting a majority of the directors of the Company; provided that, in making such determination, persons who are elected to serve as directors of the Company and who are approved by all of the directors in office on the date of such election shall be treated as incumbent Company directors; or
(iii) at any time during the term of the 1991 Agreement there is a change in the composition of the board of directors of Delhaize resulting in a majority of the directors of Delhaize who were in office on the date of the 1991 Agreement ("incumbent Delhaize directors") not constituting a majority of the directors of Delhaize; provided that, in making such determination, persons who are elected to serve as directors of Delhaize and who are approved by a majority of the directors in office on the date of such election shall be treated as incumbent Delhaize directors.

     If Mr. Smith terminates his employment for Good Reason, the Company would be required to maintain, for the remaining term of employment or three years (whichever is greater), all employee benefit plans in which Mr. Smith was entitled to participate immediately prior to the date of termination or substantially similar benefits if such plans prohibited Mr. Smith's continued participation. In addition, the 1991 Agreement would require the Company to pay Mr. Smith a lump sum equal to the present value of the future salary payable to Mr. Smith during the remaining term of employment, assuming that Mr. Smith's annual salary on the date of termination would continue for the remaining term. Such payment, however, would be reduced if and to the extent that it would be nondeductible by the Company because of section 280G of the Internal Revenue Code of 1986 relating to "excess parachute payments."

      In the event of a termination of the 1991 Agreement by Mr. Smith for Good Reason or by the Company other than for Good Cause, Mr. Smith shall have the one-time right, exercisable within 30 business days after such termination, to sell to the Company, and if Mr. Smith exercises such right, the Company shall be obligated to purchase from Smith up to 33% of his Class A Common Stock and Class B Common Stock of the Company for a cash purchase price per share equal to the average per share market price for the preceding 30 business days.

      The 1991 Agreement prohibits Mr. Smith, without the written consent of the Company, from engaging in any retail or wholesale grocery business directly competitive with the business of the Company or any subsidiary in any geographic area in which the Company or subsidiary is operating at the date of termination. This prohibition applies to Mr. Smith during the term of the 1991 Agreement and for a period of three years after its termination.

     Deferred Compensation Agreements

       The Company has entered into deferred compensation agreements with the President and Chief Executive Officer and all Vice Presidents of the Company providing for the payment of deferred compensation commencing on reaching age 65 (if employed by the Company at such time) and continuing until their death or for a period of ten years, whichever occurs later. Annual payments pursuant to these agreements will be as follows: Mr. Smith - $15,000, Mr. Watkins - $10,000, Mr. Boone - $10,000, Mr.
Benner - $10,000 and Mr. McKinley - $10,000.

     Salary Continuation Agreements

      The Company has entered into salary continuation agreements with each of the Named Executives providing for payments to a named beneficiary in the event of such executive's death prior to attaining the age of 65 while employed by the Company. The agreements are intended to encourage participants to continue employment with the Company.

      Payments for the first 12 months following death are fixed. If death occurs prior to attaining the age of 55, payments after the first 12 months following death are made through the month the decedent would have attained the age of 65 or for a maximum period of 24 years, whichever is less. If death occurs after 55 but prior to attaining the age of 65, payments after the first 12 months following death are made for a period of 9 years. Except as provided above, all rights of the participant terminate upon his reaching age 65 or on the date he retires or, for reasons other than death, ceases to be an active employee of the Company. The following table sets forth the amounts payable to the Named
Executives:


                                                  Subsequent
                          Monthly Payment       Monthly Payments
                            First Twelve      24-year   9-year
Name of Individual             Months          Period   Period

Tom E. Smith                   $36,774         $18,387  $14,710

John  P. Watkins                11,226           5,613    4,490

Dan A. Boone                     9,986           4,993    3,994

A. Edward Benner, Jr.            9,018           4,509    3,607

Eugene R. McKinley              10,218           5,109    4,087


Low Interest Loan Plan

      The Company maintains a Low Interest Loan Plan to provide low interest unsecured demand loans to certain officers and employees of the Company. With minor exceptions, the total of all loans outstanding to any one employee cannot exceed the following percentages of the employee's annual salary: an amount equal to 25% during the first year of participation in the Low Interest Loan Plan, 50% during the second year, 75% during the third year and 100% thereafter. Interest is payable in monthly installments and may be paid through bi-monthly payroll deductions from the borrower's salary. The rate of interest charged is a rate equal to one half of the prime rate of Nations Bank Corporation on the first business day of each calendar quarter. Pursuant to the Low Interest Loan Plan, the principal amount of a loan is payable on demand (or within 90 days after a borrower leaves service with the Company). Participants must supply a financial statement before receiving a loan under the Low Interest Loan Plan, although no collateral is required.

      The  following table sets forth, with respect to the  Named
Executives, the largest amounts outstanding under the plan during
the   fiscal  year  ended  December  31,  1994  and  the  amounts outstanding as of March 15, 1995:


                                         Largest         Amount
                                         Amount         Outstanding
                                       Outstanding     March 15,
Name  of  Individual                  During 1994          1995

Tom E. Smith                                  -0-

John P. Watkins                         $160,875.00

Dan A. Boone                            $140,000.00

A.Edward Benner, Jr.                    $153,499.63

Eugene R.McKinley                       $170,500.00



                 INFORMATION REGARDING DELHAIZE

      Delhaize is the beneficial owner of approximately 38.2% and 50.3% respectively, of the outstanding Class A Common Stock and Class B Common Stock of the Company. Delhaize, a Belgian corporation founded in 1867, has its principal executive offices at rue Osseghem, 53, 1080 Brussels, Belgium. Its shares are listed on the Brussels Stock Exchange. Delhaize is engaged primarily in the operation of supermarkets located in Belgium and supplied by its own warehouse facilities, the operation of other retail food outlets and the packaging, distribution and sale of wine, food and food products. Although a precise determination cannot be made since its shares are not registered, its management estimates that approximately 38% of the outstanding stock of Delhaize is held by the descendants of the founders and their relatives, including Messrs. Beckers, de Cooman d'Herlinckhove, Stroobant and de Vaucleroy, who are nominated to serve as directors of the Company and including Mr. LeClercq, who is currently a director of the Company but who is not nominated to serve as a director of the Company.

      Delhaize is the owner of the lion logo which the Company uses with its own trademarks pursuant to a nonexclusive license agreement.

                      CERTAIN TRANSACTIONS

      For  information  relating  to  certain  transactions,  see
"Executive  Compensation--Compensation Committee  Interlocks  and
Insider Participation."

                   PROPOSALS OF SHAREHOLDERS

      Under certain conditions, shareholders may request the Company to include a proposal for action at a forthcoming meeting of the shareholders of the Company in the proxy material of the Company for such meeting. All proposals of shareholders intended to be presented at the 1996 Annual Meeting of the Company must be received by the Company no later than November 30, 1995 for inclusion in the Proxy Statement and proxy card relating to such meeting.

                         OTHER MATTERS

      The management of the Company knows of no other business which will be presented for consideration at the meeting. However, if other matters are properly presented at the meeting, it is the intention of the proxy holders named in the accompanying proxy card to vote such proxies in accordance with their best judgment.

     By order of the Board of Directors.




                                   TOM E. SMITH
                                   Chairman of the Board,
                                   President and Chief
                                   Executive Officer

March 30, 1995



                         Preliminary Copies
                              PROXY
                         FOOD LION, INC.
      P.O. Box 1330, Salisbury, North Carolina  28145-1330

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints TOM E. SMITH and DAN A. BOONE, as agents, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Class B Common Stock of Food Lion, Inc. held of record by the undersigned on March 15, 1995 at the Annual Meeting of the Shareholders to be held May 4, 1995 at 10:00 A.M. at the Catawba College Keppel Auditorium, Salisbury, North Carolina, and at any adjournment thereof.

     The Board of Directors recommends a vote "FOR" all nominees in Item 1 and "FOR" Proposals 2 and 3.

1.     ELECTION OF DIRECTORS
          FOR all nominees listed below
         (except as marked to the contrary below)


          WITHHOLD AUTHORITY
          to vote for all nominees listed below

     Pierre-Olivier Beckers; Dr. Jacqueline K. Collamore; William
     G. Ferguson; Dr. Bernard W. Franklin; Charles de Cooman d'Herlinckhove; Gui de Vaucleroy; Margaret H. Kluttz; Tom E.
     Smith; Philippe Stroobant; and John P. Watkins.

     (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

     Name(s):



2.   PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND,
     INDEPENDENT ACCOUNTANTS, FOR THE YEAR ENDING DECEMBER 30, 1995:

                For                 Against             Abstain

3.   PROPOSAL TO AMEND ARTICLE 4, SECTION 6 OF THE BYLAWS OF THE
     COMPANY REGARDING ACTIONS BY SPECIAL VOTE.

                For                 Against        Abstain

     The Board of Directors recommends a vote "AGAINST" Proposal 4.

4.   SHAREHOLDER'S PROPOSAL CONCERNING EMPLOYEE REPRESENTATIVES
     ON THE BOARD OF DIRECTORS.

                For                 Against             Abstain



IN THEIR DISCRETION, THE PROXY AGENTS ARE AUTHORIZED TO VOTE UPON
SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

                    (CONTINUED ON OTHER SIDE)

                   (CONTINUED FROM OTHER SIDE)

This proxy, when properly dated and executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all the nominees for Director named above, FOR Proposals 2 and 3, and AGAINST Proposal 4.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.



Signature



Signature if held jointly


DATED:                   ,1995

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING
THE ENCLOSED ENVELOPE.